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Exhibit 10.1

SUPPLEMENTAL RETIREMENT PLAN

Effective as of:
February 12, 2002

Article I. Introduction

        1.01    Name of Plan.    United Surgical Partners International, Inc., a Delaware Corporation, (the "Company"), hereby establishes this Supplemental Retirement Plan (the "Plan").

        1.02    Purpose of Plan.    The purpose of the Plan is to attract high quality executives and promote continued interest in the successful operation of the Company by making available to selected executives opportunities to receive deferred compensation benefits that might not otherwise be available under Company qualified plans.

        1.03    Top Hat Pension Benefit Plan.    This Plan is intended to be a top-hat plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company intends that the Plan shall be treated as unfunded for Federal income tax purposes and shall be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of ERISA. Any Participant or Beneficiary shall have the status of an unsecured general creditor of the Company as to the benefits provided pursuant to the Plan or assets identified specifically by the Company as a reserve for the discharge of obligations under the Plan.

        1.04    Effective Date.    The Plan is effective as of February 12, 2002.

        1.05    Administration.    The Plan shall be administered by the Committee.

Article II. Definitions

        2.01    "Account" means the bookkeeping account established for each Participant as provided in Article VI, which shall reflect a Participant's Base Salary Deferrals, Bonus Deferrals, Incentive Contributions, Matching Contributions, together with any adjustments for earnings and any payments as provided in Article II and Article VIII. For purposes herein, "Account" shall also include any references to the bookkeeping subaccounts established pursuant to Article VI hereof and to that portion of a Participant's account that is vested, as defined herein.

        2.02    "Additional Deferral Election" means the election by a participant under Article VII to further delay distribution from an Account.

        2.03    "Base Salary" means an Eligible Executive's base salary rate or rates in effect at any time during a Plan Year, including any pre-tax elective Deferrals from said Base Salary to any Company-sponsored plan which would include, but would not be limited to, amounts deferred under a Deferral Election to this Plan, to any qualified plan maintained by the Company, or to a cafeteria plan under Section 125 of the Code maintained by the Company.

        2.04    "Base Salary Deferral" means the amount of a Participant's Base Salary which the Participant elects to have withheld on a pre-tax basis from his or her Base Salary and credited to his or her Account pursuant to Article IV.

        2.05    "Beneficiary" means the person or persons or entity designated as such in accordance with Article VIII of the Plan as the distributee of benefits under the Plan payable following the death of a Participant.

        2.06    "Bonus" means the amount awarded to a Participant for a Plan Year under any incentive or bonus plan maintained by the Company which is designated by the Committee as being eligible for deferral, including any pre-tax elective Deferrals from said Bonus to any Company-sponsored plan which would include, but would not be limited to, amounts deferred under a Deferral Election to this Plan, to any qualified plan maintained by the Company, or to a cafeteria plan under Section 125 of the Code maintained by the Company.

        2.07    "Bonus Deferral" means the amount of a Participant's Bonus which the Participant elects to have withheld on a pre-tax basis from his or her Bonus and credited to his or her Account pursuant to Article IV.

        2.08    "Change of Control" of the Company shall have occurred if it has occurred under the Company's Change of Control Policy.

        2.09    "Code" means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code includes any comparable section or sections of any further legislation that amends, supplements or supersedes that section.

        2.10    "Committee" means the person, persons or entity designated by the Company to administer the Plan pursuant to Article IX of the Plan.

        2.11    "Company" means United Surgical Partners International, Inc., or any of its subsidiaries, or any successor thereto.

        2.12    "Incentive Contribution" means the amount, as determined by the Company it its sole discretion, credited to a Participant's Account from time to time in accordance with Article IV.

        2.13    "Deferral" means that portion of a Participant's Base Salary or Bonus that a Participant elects to defer in accordance with Article IV hereof.

        2.14    "Deferral Period" means the period of time for which a Participant elects, or is mandated by the Plan or an agreement thereto, to defer receipt of Base Salary Deferrals, Bonus Deferrals, Matching Contributions and Incentive Contributions pursuant to Article IV.

        2.15    "Deferral Election" means that separate written notice (regardless of how they may be titled) prescribed by the Committee and submitted by the Participant to the Committee that indicates the amount of Base Salary and Bonus to be deferred into the Plan and the Form of Payment for such amounts, the Deferral Period, and the deemed Investment Return Option allocations.

        2.16    "Disability" means any medically determinable physical or mental condition that renders a Participant incapable of continuing in the employment of the Company in his or her regular duties of employment. The Committee, in its complete and sole discretion, shall determine a Participant's Disability. If a Participant makes application for disability benefits under the Social Security Act, as now in effect or hereafter amended, and is approved for such benefits, the Participant shall be presumed to qualify as disabled under the Plan. The Committee may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Committee to confirm Disability. On the basis of such medical evidence, the determination of the Committee as to whether or not a condition of Disability exists or continues shall be conclusive.

        2.17    "Effective Date" means February 12, 2002.

        2.18    "Eligible Executive" means those selected officers and management employees of the Company or any of its subsidiaries, as may be designated by the Committee in its sole discretion to be eligible to participate in the Plan and who are (a) subject to the income tax laws of the United States and (b) members of a select group of highly compensated or management employees of the Company.

        2.19    "Fixed Date" means the in-service payment date established by the Committee for use by a Participant in electing the period over which amounts will be deferred. The Committee, in its sole discretion, will select such dates as will be available for each Deferral Election, although it is expected that two Fixed Dates, separated by five years, will be available for the Deferral Elections submitted in any Plan Year.

        2.20    "Form of Payment" means the term and frequency over which distributions from a Participant's Account will be paid, pursuant to Article IV.

        2.21    "Incentive Contribution" means the amount, as determined by the Company it its sole discretion from time to time, credited to a Participant's Account in accordance with Article IV.

        2.22    "Incentive Contribution Agreement" means that separate written agreement (regardless of how they may be titled) as prescribed by the Committee and entered into between the Company and an Eligible Executive which stipulates the terms for periodic Incentive Contributions to be credited to a Participant's Account.

        2.23    "Investment Return Option" means the underlying investment which serves as a means to measure value, increases or decreases with respect to a Participant's Accounts.

        2.24    "Matching Contribution" means the amount, as determined by the Company on an annual basis, credited to Participant Accounts in accordance with the terms of Article IV.

        2.25    "Participant" means an Eligible Executive who has either (a) elected to participate in the Plan as evidenced by submission and acceptance of a Deferral Election pursuant to Article IV or (b) has entered into a Incentive Contribution Agreement with the Company under which he or she may receive future Incentive Contributions pursuant to Article IV.

        2.26    "Plan" means the Company's plan in the form of the United Surgical Partners International, Inc. Incentive Deferred Compensation Plan and all amendments thereto.

        2.27    "Plan Year" means the calendar year except that the first Plan Year shall be the period beginning February 12,2002 and ending December 31, 2002.

        2.28    "Retirement" means either age 55 or the cessation of the Participant's employment with the Company, whereby the Participant is deemed by the Committee to be retired as defined under any qualified retirement plan maintained by the Company.

        2.29    "Spousal Consent" means written consent by a Participant's Spouse waiving the benefit otherwise payable to the Spouse under the Plan upon the Participant's death, which acknowledges the designation of the Beneficiary or Beneficiaries named therein, witnessed by the Committee or notary public, and which includes acknowledgement by the Spouse of the effect of such waiver.

        2.30    "Spouse" means the person legally recognized as the Participant's legal spouse as of the date of determination. For purposes of determining whether Spousal Consent is required with respect to a particular Participant, the Committee shall be entitled to rely upon a representation by the participant that the Participant has no Spouse or that Spousal Consent is not required under the Plan because (a) the Spouse cannot be located, (b) the Participant is legally separated, or (c) the Participant has been abandoned (within the meaning of local law) and the Participant has a court order to such effect.

        2.31    "Termination of Employment" means the cessation of the Participant's employment with the Company for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's death, Retirement, or Disability.

        2.32    "Valuation Date" means the last business day of each calendar month.

Article III. Participation

        3.01    Commencement of Participation.    Each Eligible Executive shall become a Participant effective as of the date the Committee determines, which date shall be on or after the date his or her Deferral Election or Incentive Contribution Agreement becomes effective.

        3.02    Continuation of Participation.    An Employee shall continue as a Participant in the Plan even though in any calendar year after such Deferral Election such Employee ceases to be an Eligible Executive so long as his or her Deferral Account balances have not yet been fully distributed. However, a Participant shall not be eligible to make a new Deferral Election or be eligible for Incentive Contributions unless the Participant is an Eligible Executive in the calendar year in which the election or Incentive Contribution is to be made.

        3.03    Loss of Eligible Executive Status.    A participant who is no longer an Eligible Executive shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the date such Participant is determined to no longer be an Eligible Executive. Amounts credited to the Account of a Participant who is no longer an Eligible Executive shall continue to be held and distributed in accordance with the terms of the Plan and the Participant's Deferral Election(s).

Article IV. Deferral Elections and Contributions

        4.01    Participant Deferrals.    An Eligible Executive may elect to defer portions of his or her Base Salary or Bonus, subject to the requirement that a Deferral Election must be submitted to and accepted by the Committee before any Deferrals become effective. Such Deferral Election shall be in writing on forms to be prescribed and furnished by the Committee or its delegate. An election to defer Base Salary or Bonus shall apply only to the Employee's Base Salary or Bonus, as the case may be, for the particular calendar year specified in the Deferral Election. A Participant may defer from 10% to 100% (in 5% increments) of Base Salary and/or Bonus.

          (a)  Base Salary Deferral Election. A Deferral Election with respect to Base Salary for a particular calendar must be submitted on or before December 31 preceding the commencement of such calendar year (or, in the case of a new or newly-Eligible Executive, no later than thirty (30) days after the Eligible Executive becomes eligible to participate in the Plan or, in the case of the first Plan Year, within thirty (30) days of the Plan's Effective Date) and, once made, cannot be changed or revoked. In the case of the first Plan Year or a new or newly-Eligible Executive, the Deferral Election will apply only to amounts that are both paid after the Deferral Election is submitted and earned for services performed after the Deferral Election is made. Base Salary deferred shall be credited to the Participant's Account as of the date coinciding with the close of the applicable payroll period of the calendar year to which it pertains.

          (b)  Bonus Deferral Election. A Deferral Election with respect to Bonus for a given calendar year must be submitted on or before the date established by the Committee for such purposes, provided, however, that the Deferral Election may only to apply to Bonus that is both paid after the Deferral Election is submitted and earned for services performed after the Deferral Election is made. Once made, such Deferral Election may be neither changed nor revoked. Bonus deferred pursuant to a Bonus Deferral Election shall be credited to a Participant's Account as of the date on which the Bonus would otherwise have been paid.

          (c)  Failure to Submit Deferral Election. If a Participant fails to submit a Deferral Election on or before the date required for submission, the Participant shall be deemed to have elected not to make a Deferral Election for such Plan Year.

        4.02    Deferral Period.    A Participant who makes a Deferral Election with respect to Base Salary or Bonus shall, at the time of the election, elect to defer the payment of any Base Salary or Bonus, respectively, and any earnings credited thereon, until (a) Retirement, or (b) either of the two available in-service Fixed Dates. If no election is made as to the Deferral Period, the Deferral Election with respect to the Deferral Period shall be deemed to be Retirement. Except as provided in Section 7.02, such election shall not be changed or revoked.

        4.03    Form of Payment.    A Participant who makes a Deferral Election with respect to Base Salary or Bonus shall, at the time of the election, elect the Form of Payment as either (a) a lump sum, (b) annual installments over five (5) years, (c) annual installments over ten (10) years, or (d) annual installments over fifteen (15) years. If no election is made as to the Form of Payment, the Deferral Election with respect to the Form of Payment shall be deemed to be lump sum. Except as provided in Section 7.01, such election shall not be changed or revoked.

        4.04    Earnings.    A Participant's Account shall be credited (or charged, as the case may be) with earnings and losses based on the returns of Investment Return Options directed by the Participant, in accordance with the Investment Return Options selected by and procedures established by the Committee. The Committee specifically retains the right in its sole discretion to change the Investment Return Options and procedures from time to time. Investment Return Option directions shall be submitted with the Deferral Election and may be changed by the Participant pursuant to Section 7.03. If no Investment Return Option directions are submitted with the Deferral Election, all amounts will be deemed to have been allocated to the money market or equivalent option within the Investment Return Options selected by the Committee.

        4.05    Matching Contributions.    The Company may, from time to time, credit Participant Accounts with Matching Contributions equal to a percentage of the Participant's Deferrals. The percentage of the Matching Contribution, if any, shall be determined by the Committee at its sole discretion and may vary from Participant to Participant. The percentage and/or amount may vary from payroll period to payroll period and may be applied to Bonus Deferrals or Base Salary Deferrals. Matching Contributions will be deemed to have the same elected Deferral Period, Form of Payment and Investment Return Option allocations as the Base Salary Deferral Election or Bonus Deferral Election on which the amount of the Matching Contribution is determined. Such elections may, however, be changed in accordance with the requirements of Article VII.

        4.06    Incentive Contributions.    The Company may, from time to time, credit a Participant's Account with Incentive Contributions in accordance with terms specified in an Incentive Contribution Agreement. The amount of the periodic Incentive Contribution, if any, shall be determined by the Committee at its sole discretion and may vary from Participant to Participant and Plan Year to Plan Year. Vesting requirements, Deferral Period, Form of Payment and Investment Return Option allocations will be stipulated in the Incentive Contribution Agreement. The Deferral Period for Incentive Contributions may not be changed under any circumstances, the provisions of Section 7.02 notwithstanding. A Participant may change the Form of Payment and Investment Return Option allocations applicable to Incentive Contributions pursuant to Sections 7.01 and 7.03, respectively.

Article V. Vesting

        5.01    Vesting.    The following vesting provisions notwithstanding, at no time shall a Participant be deemed to have a secured interest in his or her Account, and at all times shall be an unsecured creditor of the Company with respect to his or her Account. Any amounts credited to a Participant's Account that are not vested as of the Participant's Retirement or Termination of Employment from the Company shall be forfeited.

          (a)  Vesting of Participant Deferrals. A Participant shall be considered to be 100% vested with regard to the portion of his or her Account attributable to Base Salary and Bonus Deferrals and any earnings credited thereon.

          (b)  Vesting of Matching Contributions. The Participant's right to receive Matching Contributions and any earnings credited to the Participant's Account with respect to Matching Contributions shall be based on a vesting schedule established by the Committee. When and if such a schedule is established, it shall be attached to this Plan Document as Appendix A.

          (c)  Vesting of Incentive Contributions. The Participant's right to receive Incentive Contributions and any earnings credited to the Participant's Account with respect to Incentive Contributions in the event of Termination of Employment or Retirement shall be based on a vesting schedule specified in the Incentive Contribution Agreement.

Article VI. Accounts

        6.01    Establishment of Accounts.    A separate bookkeeping Account shall be maintained for each Participant. Pursuant to Article IV, such Account shall be credited with the Base Salary Deferrals and Bonus Deferrals, Matching Contributions and Incentive Contributions and credited (or charged, as the case may be) with earnings based on the performance of the hypothetical investment results determined.

        6.02    Subaccounts.    Within each Participant's Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan. For example, separate subaccounts may be established for Matching Contributions and Incentive Contributions, as well as situations where the Participant has elected separate Deferral Periods and/or Forms of Payment with respect to Base Salary or Bonus Deferrals.

        6.03    Hypothetical Nature of Accounts.    The Account established under Section 6.01 shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that earnings and losses on Base Salary Deferrals, Bonus Deferrals, Matching Contributions and Incentive Contributions made to the Plan can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other Person.

Article VII. Modifications to or Revocations of Deferral Elections

        7.01    Change of Form Elections.    Any Participant may make an additional election to change the form of distribution of the balance in any or all subaccounts to any of the available Forms of Payment not then elected, with the restriction that (a) no more than three such Change in Form Elections may be submitted for any single subaccount, and (b) only one such Change of Form Election may be made with respect to any single subaccount during any three (3) calendar years; provided, however, that no such Change of Form Election will be effective unless made six months or more before the date to which the applicable amounts are to be deferred.

        7.02    Additional Deferral Elections.    A Participant may further postpone the initial starting date for distributions of the balance in his or her Account with respect to Salary Deferrals, Bonus Deferrals, Matching Contributions and earnings thereon. Separate Additional Deferral Elections may be made with respect to any or all subaccounts. The Additional Deferral Election may postpone the initial starting date for distributions until a future Fixed Date or Retirement; provided, however, that only one such Additional Deferral Election may be made with respect to any single subaccount and further provided, however, that such Additional Deferral Elections shall only apply to balances in the Participant's Account that are scheduled to be paid six months or after the date of such election and further provided, however, that, if an Additional Deferral Election is made to change the initial starting date from a Fixed Date to Retirement, in no event shall payments begin earlier than three (3) years after such Additional Deferral Election.

        7.03    Investment Return Option Reallocations.    A Participant may change the allocation of his or her Account among the available Investment Return Options. Separate reallocations may be made with respect to any or all subaccounts; provided, however, that no more than six (6) reallocations may be submitted for each subaccount in any calendar year. The reallocation will be effective according to procedures established by the Committee, but in general no changes will be effective before the close of the same business day on which the changes are submitted.

        7.04    Revocation and Cessation of Deferrals.    A Participant may not elect to change the amount of his or her Base Salary or Bonus Deferrals during a Plan Year. A Participant's Base Salary Deferrals or Bonus Deferrals will be discontinued, however, in the event that the Participant becomes Disabled, as defined herein. Further, a Participant's Base Salary or Bonus Deferrals may be ceased by showing of a financial hardship in accordance with Section 8.06. However, in the event that such a revocation is granted by the Committee, the Participant shall be ineligible to make further Deferral Elections for one year from the date of the Committee action approving the cessation of Deferrals. Under no circumstances may a Participant's Deferral Election be changed or revoked retroactively.

Article VIII. Distributions

        8.01    Distributions.    Distributions of a Participant's Account will commence and will be payable according to the terms of the Deferral Election or Incentive Contribution Agreement and any subsequent Additional Deferral Elections or Change of Form Elections in accordance with the following:

          (a)  Distribution Upon a Fixed Date or Retirement.

            (i)    Fixed Date. Upon the occurrence of a Fixed Date, that portion of the Participant's Account that is both vested and elected pursuant to a Deferral Election or Additional Deferral Election to be paid out on such Fixed Date shall be paid to the Participant in accordance with the Form of Payment elected in the Deferral Election or subsequent Change of Form Elections.

            (ii)  Retirement. Upon the Participant's Retirement, that portion of the Participant's Account that is vested, including amounts elected to be paid on a Fixed Date if such Fixed Date postdates the date of Retirement, shall be paid to the Participant in accordance with the Form of Payment elected in the Deferral Election or subsequent Change of Form Elections, such payments commencing on the earlier of 1) January 1 following the effective date of Retirement, or 2) July 1 following the effective date of Retirement.

            (iii)  Installments. If distributions are paid in any of the three annual installment options available under the Plan, annual installments in future years will be paid on the same date in future years as that date within in the year on which initial distributions are paid.

          (b)  Distribution Upon Termination of Employment. The Participant's Deferral Elections or any subsequent changes in Election notwithstanding, upon the Participant's Termination of Employment, that portion of the Participant's Account balance that is vested will be distributed in a lump sum on the earlier of i) January 1 following the effective date of Termination, or ii) July 1 following the effective date of Termination.

          (c)  Distribution Upon Death or Disability. Upon the death of the Participant, all unvested balances will immediately vest and the entire Account shall be paid as soon as administratively feasible to the Participant's designated Beneficiary in a lump sum. Upon the Disability of a Participant, distributions will be made as elected unless an election is made under Section 8.06 to receive payment as a consequence of an unforeseeable emergency.

        8.02    Valuation and Adjustments for Earnings Upon Distribution.    Upon a distribution pursuant to Section 8.01, the balance of a Participant's Account will be determined as of the Valuation Date immediately preceding the date of the distribution to be made and shall be adjusted for earnings until such time that the balance has been fully distributed.

        8.03    Minimum Distributions.    Notwithstanding any provision to the contrary, if a Participant's Account is less than $10,000, the Account will be distributed in a lump sum.

        8.04    Designation of Beneficiary.    Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his or her Accounts in the event of death. A Beneficiary designation shall be made by executing and submitting a beneficiary designation form prescribed by the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section 8.04; provided, however, that only the most recently submitted beneficiary designation form will be considered valid. If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be the Participant's surviving spouse, if any, or if none, the Participant's executor or administrator, or his heirs at law if there is no such administration of such Participant's estate.

        8.05    Unclaimed Benefits.    In the case of a benefit payable on behalf of a Participant for which the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, such benefit may be forfeited upon the Committee's determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable presents a valid claim, such forfeited benefit shall be paid restored to the Plan by the Company.

        8.06    Financial Hardship.    In the case of an unforeseeable emergency, a Participant may apply in writing to the Committee for a hardship cessation of Deferrals or withdrawal of all or any part of a Participant's vested Account. For the purposes of this Section 8.06, an "unforeseen emergency" shall be limited to a severe financial hardship resulting from a sudden and expected illness or accident of the Participant or of a dependent (as defined by section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of event beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend on the facts of each case, but in any case payment may not be made and a cessation of Deferral may not be granted to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by available insurance or otherwise, or (b) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Moreover, payment of a deferred amount may not be made ahead of the date to which the amount was deferred to the extent that such hardship is or may be relieved by cessation of Deferrals under the Plan.

        The request for a withdrawal or cessation of Deferrals shall be determined by the Committee, in its sole and absolute discretion. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, as determined by the Committee. In the event there is a payment or cessation of Deferrals pursuant to this Section 8.06, the participant shall be ineligible to make further Deferral Elections for one year from the date of the Committee action approving the payment.

        In the event a Participant requests payment from his Account earlier than the date to which it was deferred, and it is determined by the Committee that there is no unforeseeable emergency as defined in this Section 8.06, the Participant may nonetheless receive the payment, reduced by a penalty equal to ten (10) percent of the amount requested, which penalty shall be irrevocably forfeited.

        8.07    Taxes and Withholding.    The Company shall deduct from all payments under the Plan federal, state and local income and employment taxes, as required by applicable law. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contributions Act and Federal Unemployment Tax Act at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by sections 3121(v) and 3306(r) of the Code and the regulations thereunder. Amounts required to be withheld pursuant to sections 3121(v) and 3306(r) shall be withheld out of current wages paid by the Company.

Article IX. Administration of Plan

        9.01    Committee

          (a)  Subject to the express provisions of the Plan, the Committee shall have the exclusive right to interpret the Plan, to terminate the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

          (b)  The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

          (c)  No member of the Committee shall be directly or indirectly responsible or otherwise liable for any action taken or any failure to take action as a member of the Committee, except for such action, default, exercise or failure to exercise resulting from such member's gross negligence or willful misconduct.

          (d)  The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her own activities relating to the Committee, except for expenses and liabilities arising out of a member's gross negligence or willful misconduct.

          (e)  The Company shall furnish to the Committee all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan. The Committee shall be entitled to rely on any information provided by the Company without any investigation thereof.

          (f)    No member of the Committee may act, vote or otherwise influence a decision of such Committee relating to his or her benefits, if any, under the Plan.

Article X. Claims Procedures

        10.01    Claim Procedure.    A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the President of the Company at its then principal place of business.

        10.02    Claim Decision.    Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within 90 days and the Committee shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

          (a)  The specific reason or reasons for such denial;

          (b)  Specific reference to pertinent provisions of this Plan on which such denial is based;

          (c)  A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

          (d)  Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

          (e)  The time limits for requesting a review under Section 10.03 and for review under Section 10.04 hereof.

        10.03    Request for Review.    Within 60 days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the Committee's determination. Such request must be addressed to the Secretary of the Company at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the determination within such 60 day period, he or she shall be barred and stopped from challenging the determination.

        10.04    Review of Decision.    Within 60 days after the Company's receipt of a request for review, it will review the Committee's determination. After considering all materials presented by the Claimant, the Company will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

Article XI. General Provisions

        11.01    Prohibition Against Funding.    The Company shall make no provision for the funding of any Accounts payable hereunder that (a) would cause the Plan to be funded plan for purposes of section 404(a)(5) of the Code or for purposes of Title I of ERISA, or (b) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations § 1.83-3(e); and, except in the case of a Change of Control of the Company, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under the Plan. Subject to the restrictions of this Section 11.01, the Company may, in its sole discretion, establish one or more grantor trusts described in Treasury Regulations § 1.677(a)-1(d) to accumulate funds to pay amounts under the Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency. In the case of a Change of Control of the Company, the Company shall, subject to the restrictions in this Section 11.01, irrevocably set aside funds in one or more such grantor trusts in an amount that is sufficient to pay each Participant (or Beneficiary) the net present value as of the date on which the Change of Control occurred, of the benefits to which Participants (or their Beneficiaries) who have Accounts under the Plan would be entitled pursuant to the terms of the Plan.

        In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any Account, such reserve shall not under any circumstances be deemed to be an asset of the Plan but, at all times, shall remain a part of the general assets of the Company, subject to the claims of the Company's creditors.

        A person entitled to any amount under the Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment with respect to an Account shall be a claim upon the Company only to the extent of the balance in his or her Account.

        11.02    Nonassignability.    Participants, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the participants or of their beneficiaries.

        11.03    Employment Not Guaranteed.    Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

        11.04    Amendment and Termination.    Notwithstanding the Committee's right, under Section 9.01 herein, to amend, modify or terminate the Plan, under no circumstances shall any such changes reduce, without the consent of the Participant, a Participant's right to any vested amounts in his or her Account, or lengthen the time period before payout is to commence, or lengthen the time period of the payout. In the event the Plan is terminated, payment of the Participant's Account may be made in a single sum payment, and any such decision to pay in a single sum shall apply to all Participants and Beneficiaries.

        11.05    Successors of the Company.    The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

        11.06    Gender, Singular and Plural.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

        11.07    Captions.    The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

        11.08    Validity.    In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

        11.09    Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

        11.10    Applicable Law.    The Plan shall be governed and construed in accordance with the laws of the State of Texas except where such laws are preempted by ERISA.

        11.11    Notice.    Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

        11.12    Arbitration.    Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by Arbitration in accordance with the Rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statue of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The Company shall pay all of the Participant's reasonable fees and expenses incurred in the arbitration unless the arbitration award or a judgment by a court finds that (a) the Company did not breach any provision of this Plan in connection with the claim, dispute or other matter in question that was the subject of the arbitration, and (b) the Participant acted in bad faith in bringing the arbitration, or, if the arbitration was brought by the Company, the Participant acted in bad faith in breaching the Plan.

Article XII. Miscellaneous

        IN WITNESS WHEREOF, The United Surgical Partners International, Inc. has caused this Plan to be properly executed effective as of the 12th day of February, 2002.

United Surgical Partners International, Inc.
(Corporate Seal)	By:	/s/ JOHN J. WELLIK John J. Wellik
	Title:	Vice President and Controller
Attested to:
/s/ ALEX JENKINS
Assistant Secretary

APPENDIX A

MATCHING CONTRIBUTIONS
VESTING SCHEDULE

No Matching Contributions contemplated at this time.

QuickLinks

SUPPLEMENTAL RETIREMENT PLAN
Effective as of: February 12, 2002
Article I. Introduction
Article II. Definitions
Article III. Participation
Article IV. Deferral Elections and Contributions
Article V. Vesting
Article VI. Accounts
Article VII. Modifications to or Revocations of Deferral Elections
Article VIII. Distributions
Article IX. Administration of Plan
Article X. Claims Procedures
Article XI. General Provisions
Article XII. Miscellaneous
APPENDIX A
MATCHING CONTRIBUTIONS VESTING SCHEDULE